Q2 2026 Revenue Key Financial $3.6B Measures 17% Y/Y 13% Y/Y (ex-FX) Net Income $816M 23% Net income margin Adjusted EBITDA* $1.3B 35% Adjusted EBITDA Margin Free Cash $1.3B Flow (“FCF”)* 35% FCF Margin Trailing Twelve Month $4.8B (“TTM”) FCF* 37% TTM FCF Margin Gross Booking Key Business $27.2B Value (“GBV”) Metrics 16% Y/Y 15% Y/Y (ex-FX) Nights and 148.3M Seats Booked 10% Y/Y A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. * 2

Q2 2026 Shareholder Letter Over the first half of 2026, we’ve delivered some of our strongest results in years. In Q2, that momentum accelerated as we exceeded our outlook across every key metric. Revenue grew 17% year-over-year to $3.6 billion. GBV grew 16% year-over-year to $27.2 billion, driven by continued strong demand as well as a moderate increase in Average Daily Rate (“ADR”). Nights and Seats Booked grew 10% year-over-year, accelerating from Q1 2026. Net income was $816 million and Adjusted EBITDA increased 21% year-over- year to $1.3 billion, representing an expansion in Adjusted EBITDA Margin to 35%. One of the most encouraging trends in Q2 was that we saw year-over-year growth accelerate not just in our expansion markets, but in many of our largest core markets as well. In fact, net origin nights booked in the U.S., France, the UK, and Australia all accelerated in Q2, reinforcing our confidence that our product innovation is driving demand across our business. We’ve rebuilt Airbnb from the ground up to be an AI-native company, and it’s showing up in our results. AI, combined with an exceptional team and better execution, is why we’re building and iterating faster than ever before. On key initiatives, we’ve reduced the time from concept to delivery by as much as 60%. And compared to the same period last year, we’ve increased the number of features and improvements we’ve shipped this year by nearly 80%. This faster pace of innovation is reshaping nearly every part of Airbnb and we believe it’s one of the reasons we’re outperforming our largest peers. Here are some highlights from the quarter: Making Airbnb better for guests and hosts Over the past two quarters, we’ve talked about our blueprint for improving Airbnb through hundreds of small improvements that compound over time. Those improvements are making it easier to book, easier to host, and driving growth across the business. For guests Search and discovery - With millions of homes and a growing selection of services and experiences on Airbnb, we improved search and discovery to help guests quickly find the right options for every trip. ¦ A redesigned homepage: Guests now see more relevant recommendations for listings, experiences, services, and destinations. ¦ Smarter search rankings: Search results prioritize higher-quality homes that are a better fit for each trip. ¦ Detailed neighborhood maps: Guests can explore nearby restaurants, landmarks, and transportation to better understand the neighborhoods where they’re staying. Login and sign-up - Every additional step before booking can create friction. We redesigned login and sign-up to help more guests access Airbnb and start booking. ¦ Redesigned sign-up and login: Guests can now create an account and sign in more easily across iOS, Android, and web. ¦ Added flexibility: Guests have additional ways to access their account, helping reduce login failures and customer support contacts. 3

Payments and checkout - The checkout experience can make the die ff rence between browsing and booking. We expanded payment options and streamlined checkout to reduce friction and help more guests complete their booking. ¦ Reserve Now, Pay Later: Guests can now use Reserve Now, Pay Later on more listings in more countries, and they’ll see it more often throughout the booking journey. ¦ Flexible cancellation policies: Guests can more easily understand their cancellation options before booking. ¦ Updated checkout: Checkout now surfaces the most relevant promotions and credits for each guest, as well as eligible payment options. ¦ Interest-free installments: Eligible guests in Mexico and Brazil can now pay with interest- free installments. For hosts Pricing - Effective pricing is one of the biggest drivers of host success. We introduced simpler pricing and more flexible cancellation policies to help hosts succeed. ¦ Simplified pricing in Airbnb Setup: New hosts can more easily set die ff rent weekday and weekend rates. ¦ Single service fee for API hosts: Hosts can more easily set the same price guests see. ¦ Updated cancellation policies: We migrated eligible listings from Strict to Firm cancellation policies, helping hosts attract more bookings. Recommendations and insights - We’re providing hosts with more personalized recommendations and insights to help them improve their listings, attract more bookings, and increase their earning potential. ¦ Personalized recommendations: Tailored suggestions help hosts improve their listings, calendar availability, and pricing, with proactive notifications that can help them take action. ¦ Quality insights: Hosts receive specic s fi uggestions for improvement based on recent guest reviews. Host tools and onboarding - We removed friction throughout the hosting journey, making it easier for hosts to get started, manage their listings, and grow their business. ¦ Updated earnings dashboard: Hosts can now track their year-over-year performance and better understand earnings trends. ¦ Improved listing editor: Hosts can more easily highlight important details about their home, including sleeping arrangements. 4

Expanding what Airbnb oe ff rs In addition to making Airbnb better for hosts and guests, we’re continuing to expand what Airbnb offers. Our 2026 Summer Release marked the next step in that journey. ¦ Airbnb Services: We expanded Airbnb Services to include grocery delivery, car rentals, airport pickups, and luggage storage. These services address some of the biggest pain points guests face while traveling. And we recently introduced resort passes, giving guests day access to amenities at some of the world’s best hotels. It’s still early days, but we’re seeing real momentum—both in guests’ bookings and how quickly we’re scaling these partner services. ¦ Airbnb Experiences: We added thousands of new Experiences across our most in-demand categories, increasing Airbnb Experiences supply by nearly 80% year-over-year in Q2 2026. As our selection grew, demand grew alongside it, with seats booked accelerating year-over- year and quarter-over-quarter. ¦ Boutique and independent hotels: We added thousands of boutique and independent hotels to Airbnb across more than 20 top destinations, including New York, Paris, London, Madrid, Rome, and Singapore, with more markets coming this year. Featured hotels come with a price 1 match guarantee and up to 15% Airbnb credit that guests can use toward their next booking. 2 Approximately 35% of first time guests who book a hotel on Airbnb return to book a home. While hotels still represent a single-digit percentage of nights booked, they’re seeing signic fi ant growth. In fact, hotel nights booked grew approximately three times as fast as our homes business. Building AI into every part of the trip As part of our 2026 Summer Release, we introduced AI tools that make Airbnb easier to use at every stage of the trip. For guests, our AI models can now generate highlights from host listing descriptions and guest reviews, making it easier to quickly find information about the things they care about most, like location, amenities, or whether a home is family friendly. Later this year, we’ll introduce AI-generated home comparisons that help guests compare homes across the key attributes that matter most to them. For hosts, we’re rolling out AI-assisted tools that make it easier for them to create a listing and understand pricing and earning opportunities. AI is also transforming customer support. Our AI assistant, now available in more than 50 languages, has 3 been rated the best AI support assistant in travel. Nearly 45% of issues that begin with our AI assistant are now resolved without a human agent, up from Q1, while delivering much faster resolution times. Later this year, we’ll begin introducing an AI voice assistant, extending that experience to phone calls. 1 Applicable only for select hotels. Price match requests must be made within 24 hours of booking. Max credit of $400 USD or local currency equivalent. Price difference is calculated excluding fees and taxes. Credit valid for 1 year. Terms and exclusions apply. In addition, the 15% credit offer is valid until 12/31/2026 on eligible hotels. Credit calculation excludes fees and taxes. Credit valid for 1 year. Max credit of $2,000 USD or local currency equivalent. Terms and exclusions apply. 2 Based on guests who booked a hotel on Airbnb between July 2024 and June 2025 and came back to book a home on Airbnb within the following 365 days. 3 Based on benchmarking conducted by a leading third-party consulting firm between March and April 2026 comparing AI customer support assistants across six major travel platforms in the US. Evaluation assessed performance across support quality, issue resolution, task completion, and overall conversational experience. 5

These improvements are also making our business more efficient. In Q2, our customer support related cost per booking declined approximately 16% year-over-year, driven in part by improvements to our AI assistant. We expect this cost to continue declining as our AI assistant resolves a broader range of issues and we introduce new capabilities. Major events as a growth engine Major events help us strengthen the Airbnb brand while growing both supply and demand. By partnering with organizers around the world, we introduce millions of people to Airbnb, encourage more people to become hosts, and help cities welcome more visitors. The brand awareness and trust these partnerships create can benefit our business long after the event ends. The FIFA World Cup 2026™ is one recent example of this strategy in action. As an official Tournament Supporter, Airbnb hosted millions of guest arrivals during the tournament, including many first-time users. More than 150,000 homes across host cities were listed on Airbnb for the first time, helping provide an economic uplift for the local community. Beyond the World Cup, we’re building a repeatable playbook that scales across global, regional, and local events. Partners include the International Olympic Committee, Tour de France, Art Basel fairs, Lollapalooza festivals, La Liga in Spain, and most recently NASCAR. As we expand these partnerships, we’ll continue strengthening the Airbnb brand and supporting travel demand in destinations around the world. 6

Outlook We’re pleased with the results we’ve delivered in the first half of 2026, and are excited about the continued traction from our product innovation and strong demand on our platform across all regions that is driving momentum in the second half of 2026. Given this strength, we are raising our full-year outlook for both revenue growth and Adjusted EBITDA Margin. The uplift in revenue growth and margin reflects the strong demand on our platform, benefits from investments we’ve made in talent, technology, and marketing as well as strong execution across our product roadmap. We continue to focus on investing behind our growth initiatives. Q3 2026 ¦ We expect to generate revenue of $4.69 billion to $4.77 billion, representing year-over-year growth of 15% to 17%, inclusive of an approximate three percentage point FX tailwind after factoring in our hedging program. We expect our implied take rate to remain relatively in-line year-over-year. ¦ We expect year-over-year GBV growth to be in the mid teens, driven by low double-digit growth in Nights and Seats Booked and a moderate increase in ADR due to mix shift and price appreciation. ¦ We expect Adjusted EBITDA to increase year-over-year and Adjusted EBITDA Margin to be down slightly compared to Q3 2025, due to timing of investments. Full-year 2026 ¦ For full-year 2026, we now expect year-over-year revenue growth to improve to at least mid teens, supported by the accelerated pace of Nights and Seats Booked we’ve observed, traction from product and growth initiatives, as well as continued strong travel demand. ¦ For 2026, we now expect to deliver a full-year Adjusted EBITDA Margin of at least 35.5%— an improvement from 2025 that reflects stronger topline growth and underlying operating leverage in our core business, while continuing to invest behind opportunities to drive future growth. 7

A CLOSER LOOK Helpful services at your service Great trips include more than where you stay. Travel is easier when there’s a rental car ready to go, a place to store luggage before check-in, or groceries delivered to your door. These new services are the first of many ways we’re making the whole trip smoother, right in the Airbnb app. 8

GUEST SPOTLIGHT Driving guest growth To boost guest conversion, we redesigned the homepage, streamlined the sign-up flow, and introduced more flexible cancellation and expanded payment options. Search and discovery Login and sign-up The personalized homepage helps guests find the perfect home, An entirely new login and sign-up flow has improved how easily experience, or service for their trip. new and returning guests access Airbnb. Flexible cancellation policies Payments and checkout Guests book with more confidence now that it’s easier The flexibility of Reserve Now, Pay Later and a streamlined checkout to understand their cancellation options before booking. experience makes it easier for guests to complete their booking. 9

HOST SPOTLIGHT More host bookings We added more personalized insights across the app to help hosts attract bookings, and new tools to better manage and promote their listings. Recommendations and insights Tailored suggestions are built into the app to help hosts improve their listings, attract more bookings, and increase their earnings. Ee ff ctive pricing Improved earnings dashboard We simplified Airbnb Setup to make it easier for new hosts The new, more insightful dashboard helps hosts track their year- to fine-tune their weekday and weekend pricing. over-year performance and better understand earnings trends. 10

Business and Financial Performance Q2 2026 148.3M $27.2B Nights and Seats Booked Gross Booking Value 10% Y/Y 16% Y/Y 15% Y/Y (ex-FX) In Q2 2026, Nights and Seats Booked grew 10% year-over-year, representing an acceleration relative to Q1 2026, primarily driven by strong demand across all regions and continued momentum behind our product roadmap including search and merchandising, pricing and tools, and flexible payments. Additionally, growth continued to be driven in part by our app strategy, with nights booked on our app in Q2 2026 increasing 23% year-over-year and accounting for 64% of total nights booked—up from 59% in the prior-year period. In addition, we saw year-over-year growth of first-time bookers accelerate to 11% in Q2 2026—the highest in four years—with continued strong growth in Brazil, Japan, and India. In Q2 2026, GBV was $27.2 billion, representing a year-over-year increase of 16%. On an ex-FX basis, GBV increased 15% year-over-year—two percentage points higher than Q1 2026—driven by improving growth of Nights and Seats Booked, as well as an increase in ADR. ADR was $184 in Q2 2026, increasing 5% compared to Q2 2025. On an ex-FX basis, ADR in Q2 2026 increased 4% year-over-year and was up across all regions— particularly North America and EMEA—due to price appreciation and mix. Specifically, in Q2 2026, we saw entire homes, especially listings with four or more bedrooms continue to grow the fastest. Bedroom Nights Booked Group travel remains one of Airbnb’s best use cases—families and friends can stay together under one roof, splitting the cost and sharing the space in a way traditional accommodations can’t match. Bookings on a bedroom basis clearly show this preference for togetherness: while Nights and Seats Booked grew 10% year-over-year in Q2 2026, Bedroom Nights Booked—nights booked multiplied by bedroom count— grew over 12%, continuing a multi-year pattern. In fact, over the trailing twelve months through Q2 2026, guests booked more than 1 billion bedroom nights on Airbnb—the highest on record. Geographic Performance We continue to make great progress in our eo ff rt to expand Airbnb to more parts of the world. Our strategy is to build Airbnb’s local market relevance by improving product-market fit, building brand awareness and consideration, and driving traffic. In Q2, we leaned into local marketing campaigns in key growth markets, reinforcing relevancy to each country. We continue to see success with this approach; over the last twelve months, the average growth rate of net nights booked on an origin basis in our expansion markets was roughly twice that of our core markets. 11

¦ North America: In North America, we saw high-single digit growth of Nights and Seats Booked during Q2 2026 compared to Q2 2025—representing the highest growth we’ve seen in almost three years. Growth was supported by strong underlying travel demand. ADR in North America increased 7% in Q2 2026 compared to Q2 2025, driven by both price appreciation and mix shift. Growth in short-term stays and entire homes, particularly listings with four or more bedrooms, continued to outpace long-term stays (trips of 28 days or more) and private rooms, extending a mix-shift trend we have now seen for over a year. ¦ EMEA: In EMEA, we saw high-single digit growth in Nights and Seats Booked during Q2 2026 compared to Q2 2025, accelerating from Q1 2026. Following the headwinds we saw last quarter related to the ongoing conflict in the Middle East, we’ve observed a steady recovery of demand trends within the region. ADR in EMEA increased 7% in Q2 2026 compared to Q2 2025. On an ex-FX basis, ADR increased 5% compared to Q2 2025, primarily driven by price appreciation. ¦ Latin America: In Latin America, we saw approximately 20% growth in Nights and Seats Booked during Q2 2026 compared to Q2 2025. ADR in Latin America increased 9% in Q2 2026 compared to Q2 2025, primarily driven by FX. On an ex-FX basis, ADR increased 2% compared to Q2 2025. Brazil continued to see meaningful demand, with origin net nights booked accelerating to over 30% year-over-year growth and the number of first-time bookers increasing 40% in Q2 2026 compared to Q2 2025. Additionally, we saw continued strength from bookers in Mexico, helped in part by the introduction of installment payments in June. Overall, we continue to observe market share gains broadly across Latin America, demonstrating the success of our expansion strategy within this region. ¦ Asia Pacific: In Asia Pacific, we saw high-teens growth in Nights and Seats Booked during Q2 2026 compared to Q2 2025. ADR in Asia Pacific increased 1% in Q2 2026 compared to Q2 2025. Our hyper-local approach to Asia Pacific is yielding positive results in countries like Japan, where in Q2 2026, origin net nights booked grew in the high-teens year-over-year, driven by continued momentum for domestic travel. Additionally, we saw origin net nights booked in India accelerate to 60% year-over-year, and the number of first-time bookers in Q2 2026 more than doubled compared to Q2 2025. Supply Our supply strategy is deliberate and precise; we are seeking the right homes, in the right place, at the right time. Our acquisition eo ff rts are concentrated on markets and geographies where underlying demand exists, while actively encouraging existing hosts to open up more of their calendar availability where possible. We continue to improve the tools and services available to target, onboard, and support both prospective and existing hosts. For example, in preparing for the World Cup, in October 2025 we began targeting prospective hosts across 16 cities and added over 150,000 listings by first time hosts for the event. 12

Q2 2026

$3.6B	**$816M**	**$1.3B**
Revenue 17% Y/Y 13% Y/Y (ex-FX)	**Net Income** 23% Margin	**Adjusted EBITDA** 35% Margin
$1.3B	**$1.3B**	**$4.8B**
Net Cash Provided by Operating Activities	**Free Cash Flow** 35% Margin	**TTM Free Cash Flow** 37% Margin

Revenue of $3.6 billion in Q2 2026 represented a year-over-year increase of 17%, and was primarily driven by strong growth in nights stayed and a moderate increase in ADR.

Net income of $816 million in Q2 2026 increased significantly compared to Q2 2025, driven primarily by higher operating income and a $77 million benefit recorded in the current period related to recently published guidance impacting prior year taxes. Net income margin was 23% in Q2 2026 compared to 21% in Q2 2025.

Adjusted EBITDA in Q2 2026 of $1.3 billion increased 21% compared to $1.0 billion in Q2 2025. Adjusted EBITDA Margin in Q2 2026 was 35%, compared to 34% in Q2 2025.[4]

For the full-year 2026, we expect our effective tax rate to be in the high teens.

Monetization and Take Rate

During Q2 2026, the implied take rate (defined as revenue divided by GBV) of 13.2% was in-line with Q2 2025. Factors impacting the Q2 2026 take rate included FX and the timing of when guests booked their travel and when guests stayed—a dynamic that reflects the growth of Reserve Now, Pay Later, which has resulted in guests booking further in advance.

Since the introduction of paid guest travel insurance in 2022, we continue to see increased adoption of the offering. During Q2 2026, revenue from guest travel insurance, which is available in 12 of our largest countries, increased over 60% year-over-year. We are excited by the performance of this offering over the past few years and have begun piloting additional forms of insurance products to support both guests and hosts.

Beginning in Q4 2025, we started taking steps to simplify our fee structure, which is helping our hosts price more competitively and creating greater guest transparency. We initially migrated most property management software hosts from a split fee structure (where hosts paid a 3% fee and guests paid a separate service fee) to a single fee of 15.5%. In July, we announced plans to migrate most of the remaining hosts to a single 15.5% service fee, with migration expected to be completed this year. Hosts are able to adjust their prices to maintain the same net earnings and guests will continue to see the full price upfront.

[4] A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

13

Quarterly Revenue ($M) 17% $4,000M Y/Y Change 13% 11% $3,608 $3,000M $3,096 $2,748 $2,000M $1,000M $0M Q2 2024 Q2 2025 Q2 2026 Quarterly Net Income ($M) $1,000M Net income 23% % of revenue 21% $750M 20% $816 $500M $642 $555 $250M $0M Q2 2024 Q2 2025 Q2 2026 Quarterly Adjusted EBITDA ($M)* $1,500M Adjusted EBITDA 35% % of revenue 34% $1,125M 33% $1,261 $1,043 $750M $894 $375M $0M Q2 2024 Q2 2025 Q2 2026 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. * 14

Quarterly Net Cash Provided by Operating Activities ($M)



$1,500M
$1,125M
$750M
$375M
$0M
38%
$1,051
31%
$975
35%
$1,270
Q2 2024
Q2 2025
Q2 2026
Net cash provided by operating activities % of revenue

Quarterly Free Cash Flow ($M)*



$1,500M
$1,125M
$750M
$375M
$0M
38%
$1,043
31%
$962
35%
$1,253
Q2 2024
Q2 2025
Q2 2026
Free Cash Flow % of revenue

TTM Free Cash Flow ($M)*



$5,000M
$3,750M
$2,500M
$1,250M
$0M
41%
$4,308
37%
$4,275
37%
$4,827
Q2 2024
Q2 2025
Q2 2026
TTM Free Cash Flow % of TTM revenue

*A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

15

Shares (M) We repurchased $1.1 billion of Class A common stock during Q2 2026 to help manage the impact of share dilution. As a result, we continue to see a reduction in our total common shares outstanding. 800M Fully Diluted 673 Share Count 652 634 39 39 Stock Based Awards 44 600M Outstanding 634 613 590 Common Shares Outstanding 400M 200M 0M Jun 2024 Jun 2025 Jun 2026 16

Balance Sheet and Cash Flows As of June 30, 2026, we had $12.1 billion of cash and cash equivalents, short-term investments, and restricted cash, as well as $12.2 billion of funds held on behalf of guests. Additionally, we held $2.8 billion of unearned fees as of June 30, 2026, which was relatively stable compared to June 30, 2025. Absent the impact of Reserve Now, Pay Later bookings, which defer guest payments from the time of booking closer to the date of stay, we expect that unearned fees would have grown year-over-year. For the three months ended June 30, 2026, net cash provided by operating activities and FCF were both 5 $1.3 billion, highlighting the strength of our cash-generative business model. Our FCF increased 30% year-over-year primarily due to higher net income, partially offset by working capital changes, including the impact from the continued expansion of Reserve Now, Pay Later. Specifically, Reserve Now, Pay Later shifts payment and recognition of unearned fees closer to the date of stay, impacting quarterly FCF. Capital Allocation During Q2 2026, we repurchased $1.1 billion of our Class A common stock. As of June 30, 2026, we had the authorization to purchase up to $3.4 billion of our Class A common stock. The repurchase program continues to be executed as part of our broader capital allocation strategy which prioritizes investments in organic growth, strategic acquisitions or partnerships, and return of capital to shareholders, in that order. Our strong balance sheet and significant cash flow generation provides us the opportunity to pursue all three capital allocation priorities. In addition to our share repurchase program, we use corporate cash to make required tax payments associated with the vesting of employee RSUs, and withhold a corresponding number of shares from employees. Since the inception of our share repurchases in Q3 2022, our fully diluted share count has decreased approximately 10%, driven by our share repurchases and cash used for employee tax obligations totaling over $16 billion. Earnings Webcast Airbnb will host an audio webcast to discuss its second quarter results at 2:00 p.m. PT / 5:00 p.m. ET on August 6, 2026. The link to the webcast will be made available on the Investor Relations website at https://investors.airbnb.com. Interested parties can register for the call in advance by visiting https://registrations.events/direct/ Q4I66365784. After registering, instructions will be shared on how to join the call. Investor Relations Contact: ir@airbnb.com Press Contact: contact.press@airbnb.com 5 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 17

About Airbnb Airbnb was born in 2007 when two hosts welcomed three guests to their San Francisco home, and has since grown to over 5.5 million hosts who have welcomed over 2.5 billion guest arrivals in almost every country across the globe. Every day, hosts offer unique stays, experiences, and services that make it possible for guests to connect with communities in a more authentic way. Forward-Looking Statements This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward- looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the third quarter and full year of 2026; the other expectations described under “Outlook” above; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s strategic priorities and investments, including those in certain markets and those related to Airbnb Experiences and Airbnb Services; the Company’s expectations with respect to the demand for bookings, expectations with respect to increases in and the quality of listings, and expectations with respect to demand on the platform in connection with major events; the Company’s expectation of attracting and retaining more hosts, including in expansion markets; the Company’s expectations regarding international expansion; the Company’s expectations regarding its investments in sales and marketing; the Company’s expectations regarding improvements to attract hosts and guests, including AI customer support and Reserve Now, Pay Later; the Company’s expectations regarding service fees; the Company’s plans with respect to guest travel insurance; the Company’s expectations regarding its financial performance, including its revenue, implied take rate, Adjusted EBITDA, and Adjusted EBITDA Margin; the Company’s expectations regarding future operating performance, including Nights and Seats Booked and GBV; the Company’s expectations regarding ADR; the Company’s expectation regarding its tax rate; the Company’s share repurchase program; the Company’s expectations for product and services growth and enhancements, including the ongoing impact and results from platform enhancements or new features and the Company’s expectations regarding the success of its offerings beyond accommodations; the Company’s expectations regarding its investments and initiatives in AI; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing hosts and guests and add new hosts and guests; any decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the ee ff ct of extensive regulation and oversight, 18 litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and ee ff ctively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives; the Company’s operations in international markets; the Company’s level of indebtedness; the Company’s final accounting closing procedures, final adjustments, and other developments that may arise in the course of audit and review procedures; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter. Non-GAAP Financial Measures In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use various non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be die ff rent from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, trailing twelve months (“TTM”) Free Cash Flow, TTM Free Cash Flow Margin, and revenue change excluding the effect of changes in foreign exchange rates (“ex-FX”). Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) other income (expense), net; (iii) interest income; (iv) interest expense; (v) depreciation and amortization; (vi) stock-based compensation expense; (vii) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (viii) settlements and reserves for lodging, withholding, transactional and other non-income taxes where significant uncertainty exists as to how these taxes apply to users of our platform and Airbnb; and (ix) stock-settlement obligations, which represent employer and related taxes associated with our Initial Public Offering (“IPO”). 19

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA Margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following: ¦ Adjusted EBITDA excludes provision for income taxes; ¦ Adjusted EBITDA does not reflect interest income, interest expense, and other income (expense), net, which include unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments; ¦ Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements; ¦ Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; ¦ Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price; ¦ Adjusted EBITDA does not reflect settlements and reserves for lodging, withholding, transactional and other non-income taxes where significant uncertainty exists as to how these taxes apply to users of our platform and Airbnb; and ¦ Adjusted EBITDA does not reflect stock-settlement obligations, which represent employer and related taxes related to our 2020 IPO. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Free Cash Flow represents net cash provided by operating activities less purchases of property and equipment. We believe Free Cash Flow is a meaningful indicator of liquidity that provides information to 20 management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our hosts and guests and amounts payable to our hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue. In addition to the actual amount or percentage change, we disclose the amount or percentage change in our current period results for revenue, GBV, and ADR from the corresponding prior period results by comparing results using constant currencies. We present constant currency amounts and change rate information to provide a framework for assessing how our revenue, GBV, and ADR performed excluding the effect of changes in foreign exchange rates. We use the amounts and percentage change in constant currency revenues, GBV, and ADR for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of results on a constant currency basis in addition to the U.S. GAAP presentation helps improve the ability to understand our performance because it excludes the ee ff cts of foreign currency volatility that are not indicative of our core operating results. We calculate the percentage change in constant currency by determining the change in the current period over the prior comparable period where current period foreign currency amounts are translated using the exchange rates of the comparative period. Share Repurchases Share repurchases under our share repurchase program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions, or by any combination of such methods. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. Our share repurchase program does not obligate us to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at our discretion. 21

Quarterly Summary

	2024				2025				2026	
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Nights and Seats Booked	132.6M	125.1M	122.8M	111.0M	143.1M	134.4M	133.6M	121.9M	156.2M	148.3M
Y/Y	9%	9%	8%	12%	8%	7%	9%	10%	9%	10%
Gross Booking Value	$22.9B	$21.2B	$20.1B	$17.6B	$24.5B	$23.5B	$22.9B	$20.4B	$29.2B	$27.2B
Y/Y	12%	11%	10%	13%	7%	11%	14%	16%	19%	16%
Gross Booking Value per Night and Seats Booked (or ADR)	$172.88	$169.53	$163.64	$158.13	$171.34	$174.48	$171.29	$167.51	$186.82	$183.73
Y/Y	3%	2%	1%	1%	(1%)	3%	5%	6%	9%	5%

	2024				2025				2026	
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Revenue	$2,142M	$2,748M	$3,732M	$2,480M	$2,272M	$3,096M	$4,095M	$2,778M	$2,678M	$3,608M
Y/Y	18%	11%	10%	12%	6%	13%	10%	12%	18%	17%
FX Neutral Y/Y	18%	11%	10%	12%	8%	13%	10%	11%	15%	13%
Net income (loss)	$264M	$555M	$1,368M	$461M	$154M	$642M	$1,374M	$341M	$160M	$816M
Adjusted EBITDA	$424M	$894M	$1,958M	$765M	$417M	$1,043M	$2,051M	$786M	$519M	$1,261M
Net cash provided by operating activities	$1,923M	$1,051M	$1,078M	$466M	$1,789M	$975M	$1,356M	$526M	$1,708M	$1,270M
Free Cash Flow	$1,909M	$1,043M	$1,074M	$458M	$1,781M	$962M	$1,349M	$521M	$1,704M	$1,253M
TTM Net cash provided by operating activities	$4,220M	$4,362M	$4,115M	$4,518M	$4,384M	$4,308M	$4,586M	$4,646M	$4,565M	$4,860M
TTM Free Cash Flow	$4,165M	$4,308M	$4,072M	$4,484M	$4,356M	$4,275M	$4,550M	$4,613M	$4,536M	$4,827M

	2024				2025				2026	
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30
Cash and other liquid assets (1)	$11,128M	$11,286M	$11,280M	$10,636M	$11,532M	$11,400M	$11,719M	$11,049M	$12,065M	$12,136M
Funds receivable and amounts held on behalf of customers	$8,737M	$10,342M	$6,573M	$5,931M	$9,175M	$11,067M	$7,209M	$6,959M	$10,550M	$12,224M
Unearned fees	$2,434M	$2,621M	$1,657M	$1,616M	$2,723M	$2,857M	$1,820M	$1,743M	$2,733M	$2,831M

[1] Includes cash and cash equivalents, restricted cash, and short-term investments.

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Condensed Consolidated Statements of Operations Unaudited (in millions, except per share amounts) Three Months Ended June 30 Six Months Ended June 30 2025 2026 2025 2026 Revenue $3,096 $3,608 $5,368 $6,286 Costs and expenses: Cost of revenue 544 633 1,050 1,214 Operations and support (1) 332 361 635 687 Product development (1) 610 672 1,178 1,310 Sales and marketing (1) 691 875 1,254 1,626 General and administrative (1) 307 309 601 605 Total costs and expenses 2,484 2,850 4,718 5,442 Income from operations 612 758 650 844 Interest income 190 183 363 338 Interest expense (6) (37) (11) (58) Other income (expense), net (17) (7) (50) 54 Income before income taxes 779 897 952 1,178 Provision for income taxes 137 81 156 202 Net income $642 $816 $796 $976 Net income per share attributable to Class A and Class B common stockholders: Basic $1.38 $1.29 $1.64 $1.04 Diluted $1.37 $1.27 $1.62 $1.03 Weighted-average shares used in computing net income per share attributable to Class A and Class B common stockholders: Basic 615 592 618 595 Diluted 597 629 602 626 (1) Includes stock-based compensation expense as follows (in millions): Three Months Ended June 30 Six Months Ended June 30 2025 2026 2025 2026 Operations and support $44 $63 $23 $38 Product development 509 561 279 298 Sales and marketing 96 122 52 67 General and administrative 133 151 70 84 Stock-based compensation expense $782 $897 $424 $487 23

Condensed Consolidated Balance Sheets Unaudited (in millions) As of December 31 As of June 30 2025 2026 Assets Current assets: Cash and cash equivalents $6,560 $6,821 Short-term investments 4,454 5,248 Funds receivable and amounts held on behalf of customers 6,959 12,224 Prepaids and other current assets 824 1,186 Total current assets 18,797 25,479 Deferred tax assets 2,102 1,910 Goodwill and intangible assets, net 770 765 Other assets, noncurrent 539 600 Total assets $22,208 $28,754 Liabilities and Stockholders’ Equity Current liabilities: Accrued expenses, accounts payables, and other current liabilities $2,948 $3,037 Funds payable and amounts payable to customers 6,959 12,224 Current portion of long-term debt 1,999 - Unearned fees 1,743 2,831 Total current liabilities 13,649 18,092 Long-term debt, net - 2,476 Other liabilities, noncurrent 360 387 Total liabilities 14,009 20,955 Stockholders’ equity: Common stock - - Additional paid-in capital 13,763 14,433 Accumulated other comprehensive income (loss) (62) 19 Accumulated deficit (5,502) (6,653) Total stockholders’ equity 8,199 7,799 Total liabilities and stockholders’ equity $22,208 $28,754 24

Condensed Consolidated Statements of Cash Flows Unaudited (in millions) Six Months Ended June 30 2025 2026 Cash flows from operating activities: $796 $976 Net income Adjustments to reconcile net income to cash provided by operating activities: 782 897 Stock-based compensation expense 70 172 Deferred income taxes 145 114 Other, net Changes in operating assets and liabilities: (275) (377) Prepaids and other assets 10 111 Accrued expenses and other liabilities 1,236 1,085 Unearned fees 2,764 2,978 Net cash provided by operating activities Cash flows from investing activities: (1,643) (2,567) Purchases of short-term investments 1,432 1,749 Sales and maturities of short-term investments (31) 8 Other investing activities, net (242) (810) Net cash used in investing activities Cash flows from financing activities: 4,510 5,426 Change in funds payable and amounts payable to customers 2,478 Proceeds from issuance of long-term debt, net of issuance costs - (2,000) Principal repayment of long-term debt - (1,817) (2,139) Share repurchases (295) (305) Taxes paid related to tax on equity awards 75 81 Proceeds from exercise of equity awards 2,473 3,541 Net cash provided by financing activities Effect of exchange rate changes on cash, cash equivalents, 689 (146) and restricted cash Net increase in cash, cash equivalents, and restricted cash 5,684 5,563 Cash, cash equivalents, and restricted cash, beginning of period 12,760 13,486 Cash, cash equivalents, and restricted cash, end of period $18,444 $19,049 25

Key Business Metrics Three Months Ended June 30 Six Months Ended June 30 2025 2026 2025 2026 Nights and Seats Booked 134.4M 148.3M 277.5M 304.5M Gross Booking Value $23.5B $27.2B $48.0B $56.4B We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Seats Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Seats Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for services and experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way. 26

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of net income to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

(in millions, except percentages)

	Three Months Ended								
	Jun 30 2024	Sept 30 2024	Dec 31 2024	Mar 31 2025	Jun 30 2025	Sept 30 2025	Dec 31 2025	Mar 31 2026	Jun 30 2026
Revenue	$2,748	$3,732	$2,480	$2,272	$3,096	$4,095	$2,778	$2,678	$3,608
Net income	$555	$1,368	$461	$154	$642	$1,374	$341	$160	$816
Adjusted to exclude the following:									
Provision for income taxes	126	367	161	19	137	418	52	121	81
Other (income) expense, net	33	(5)	(19)	33	17	7	12	(61)	7
Interest expense	9	2	10	5	6	6	26	21	37
Interest income	(226)	(207)	(183)	(173)	(190)	(180)	(162)	(155)	(183)
Depreciation and amortization	14	15	22	25	21	22	23	22	17
Stock-based compensation expense	382	362	368	358	424	399	411	410	487
Acquisition-related impacts	1	(2)	(12)	-	(2)	1	2	(2)	1
Lodging taxes, host withholding taxes, and transactional taxes, net	-	58	(43)	(4)	(7)	4	81	3	(2)
Stock-settlement obligations related to IPO	-	-	-	-	(5)	-	-	-	-
Adjusted EBITDA	$894	$1,958	$765	$417	$1,043	$2,051	$786	$519	$1,261
Net income margin	20%	37%	19%	7%	21%	34%	12%	6%	23%
Adjusted EBITDA Margin	33%	52%	31%	18%	34%	50%	28%	19%	35%

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The following is a reconciliation of net cash provided by operating activities to Free Cash Flow.

Free Cash Flow Reconciliation

(in millions, except percentages)

	Three Months Ended								
	Jun 30 2024	Sept 30 2024	Dec 31 2024	Mar 31 2025	Jun 30 2025	Sept 30 2025	Dec 31 2025	Mar 31 2026	Jun 30 2026
Revenue	$2,748	$3,732	$2,480	$2,272	$3,096	$4,095	$2,778	$2,678	$3,608
TTM Revenue	$10,505	$10,840	$11,102	$11,232	$11,580	$11,943	$12,241	$12,647	$13,159
Net cash provided by operating activities	$1,051	$1,078	$466	$1,789	$975	$1,356	$526	$1,708	$1,270
Purchases of property and equipment	(8)	(4)	(8)	(8)	(13)	(7)	(5)	(4)	(17)
Free Cash Flow	$1,043	$1,074	$458	$1,781	$962	$1,349	$521	$1,704	$1,253
Net cash provided by operating activities margin	38%	29%	19%	79%	31%	33%	19%	64%	35%
Free Cash Flow Margin	38%	29%	18%	78%	31%	33%	19%	64%	35%
TTM Net cash provided by operating activities	$4,362	$4,115	$4,518	$4,384	$4,308	$4,586	$4,646	$4,565	$4,860
TTM Free Cash Flow	$4,308	$4,072	$4,484	$4,356	$4,275	$4,550	$4,613	$4,536	$4,827
TTM Net cash provided by operating activities margin	42%	38%	41%	39%	37%	38%	38%	36%	37%
TTM Free Cash Flow Margin	41%	38%	40%	39%	37%	38%	38%	36%	37%

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The world is meant to meet.